UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
June 10, 2008
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648

(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283
(Address of principal executive offices)
Registrant’s telephone number, including area code: (610) 687-5253
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement
     On June 5, 2008, Airgas, Inc. (the “Company”) announced the pricing of $400 million aggregate principal amount of Senior Subordinated Notes (the “Notes”), as described in the press release attached as Exhibit 99.1 and incorporated herein by reference. The proceeds of the Notes will be used to repay outstanding borrowings under the Company’s existing revolving borrowings. The transaction closed June 10, 2008.
     The Notes bear interest at a rate of 7.125% per annum and mature on October 1, 2018. Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, starting on October 1, 2008, to the holders of record of such Notes at the close of business on March 15 and September 15, respectively, preceding such interest payment date. The Indenture contains covenants that will limit the Company’s ability and, in certain instances, the ability of certain of the Company’s subsidiaries to (i) borrow money or sell preferred stock; (ii) create liens; (iii) pay dividends on or redeem or repurchase stock; (iv) make certain types of investments; (v) sell stock in our restricted subsidiaries; (vi) create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to the Company; (vii) enter into transactions with affiliates; (viii) issue guarantees of debt, and (ix) sell assets or merge with other companies. These covenants contain important exceptions, limitations and qualifications.
     The Company, at its option on or after October 1, 2013, may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 1, of the years indicated below.

Date	Price
2013	103.563%
2014	102.375%
2015	101.188%
2016 and thereafter	100.000%
     At any time on or prior to October 1, 2011, Airgas may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of notes outstanding with the net cash proceeds of certain equity offerings at a redemption price of 107.125% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. At any time prior to October 1, 2013, Airgas may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus accrued and unpaid interest and liquidated damages, if any, thereon and a make-whole premium equal to the greater of (1) 1% of the principal amount of the note and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2013 plus (ii) all required interest payments due on the note through October 1, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (y) the principal amount of the note, if greater.
     The indenture provides for customary events of default, including: nonpayment, breach of the covenants in the indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately, together with interest, if any, accrued thereon.

     Under the terms of a Registration Rights Agreement, the Company has agreed to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission as part of an offer to exchange freely tradable exchange notes for the Notes.
     The description set forth above is qualified in its entirety by the Indenture and the Registration Rights Agreement filed herewith as exhibits.
     A copy of the Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and incorporated herein by reference.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits
4.1 — Indenture

4.2 — Registration Rights Agreement

99.1 — Press Release dated June 5, 2008

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC. (Registrant) BY: /s/ Thomas M. Smyth Thomas M. Smyth Vice President & Controller	AIRGAS EAST, INC.
AIRGAS GREAT LAKES, INC.
AIRGAS MID AMERICA, INC.
AIRGAS NORTH CENTRAL, INC.
AIRGAS SOUTH, INC.
AIRGAS GULF STATES, INC.
AIRGAS MID SOUTH, INC.
AIRGAS INTERMOUNTAIN, INC.
AIRGAS NORPAC, INC.
AIRGAS NORTHERN CALIFORNIA & NEVADA, INC.
AIRGAS SOUTHWEST, INC.
AIRGAS WEST, INC.
AIRGAS SAFETY, INC.
AIRGAS CARBONIC, INC.
AIRGAS SPECIALTY GASES, INC.
NITROUS OXIDE CORP.
RED-D-ARC, INC.
AIRGAS DATA, LLC

(Co-Registrants)

BY:	/s/ Thomas M. Smyth
Thomas M. Smyth
Vice President

DATED: June 10, 2008